Exhibit 99.1

Armstrong World Industries Announces Quarterly Dividend

LANCASTER, Pa., April 24, 2024 – Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions, announced today that its Board of Directors has declared a cash dividend of $0.28 per share of common stock. The dividend will be paid on May 23, 2024, to stockholders of record as of the close of business on May 9, 2024.

The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

About Armstrong

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall solutions in the Americas. With $1.3 billion in revenue in 2023, AWI has approximately 3,100 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture. For more information, visit www.armstrongceilings.com.

Contact
Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354